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Exhibit 4.13

SUBSCRIPTION AGREEMENT
VOTING TRUST UNITS

December 15, 2014

To:
TransCanada Trust™
450 - 1st Street S.W.
Calgary, Alberta
T2P 5H1

Purchase of Voting Trust Units

        The purpose of this letter agreement (the "Agreement") is to confirm the terms of a subscription for the issue by TransCanada Trust™ (the "Trust") and the purchase by TransCanada PipeLines Limited ("TCPL") of one Voting Trust Units (the "Purchased Security"), each of which represents an undivided beneficial ownership interest in the Trust and which has the rights and entitlements described in the declaration of trust of the Trust dated as of September 16, 2014 (as amended, restated and supplemented) (the "Declaration of Trust").

1.
Agreement to Purchase

  Pursuant to and in accordance with Section 3.5 of the Declaration of Trust, the Trust hereby agrees to issue and TCPL hereby subscribes for and agrees to purchase the Purchased Securities in the manner and for the consideration described in this Agreement.

2.
Subscription Price

  The subscription price for the Purchased Security will be U.S.$1,000 for each Purchased Security. The aggregate subscription price for the Purchased Securities will be U.S.$1,000 (the "Subscription Price"). The Subscription Price will be paid in accordance with Section 4 of this Agreement.

3.
Representations and Warranties

  TCPL represents and warrants to the Trust that it is purchasing the Purchased Securities as principal and is an "accredited investor" as defined in National Instrument 45-106 of the Canadian Securities Administrators.

4.
Delivery and Payment

  The closing of the transactions contemplated by this Agreement will take place at the offices of TCPL, 450-1st Street S.W., Calgary, Alberta T2P 5C1 at 8:30 a.m. (Mountain time) on December 15, 2014 (the "Closing"). At the Closing, the Trust will issue and deliver to TCPL a single certificate representing the Purchased Security duly signed in accordance with the Declaration of Trust and registered in the name of TCPL and TCPL will pay the Subscription Price to the Trust by cheque, bank draft or electronic transfer of funds as requested by the Trust.

5.
Governing Law

  This Agreement will be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

6.
Assignment

  This Agreement is not transferable or assignable in whole or in part by either party without the prior written consent of the other party, other than to a successor trustee pursuant to Article 7 of the Declaration of Trust.

7.
Entire Agreement

  This Agreement contains the entire agreement of the parties relating to the purchase of the Purchased Securities by TCPL and there are no representations, warranties, covenants or other agreements relating to the subject matter of this Agreement except as stated or referred to in this Agreement.

8.
Time of the Essence

  Time is of the essence of this Agreement.

9.
Severability

  Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated.

10.
Recourse of the Trustee and the Trust

  Where any reference is made in this Agreement to an act to be performed by or for or on behalf of the Trust, or a right or obligation of the Trust, such reference will be construed and applied for all purposes as if it referred to an act to be performed by or a right or obligation of Valiant Trust Company (the "Trustee") for and on behalf of and in its capacity as trustee of the Trust. Nothing in this Agreement will be deemed to cause the Trustee on behalf of the Trust personally to be liable for any obligations of the Trust, and the parties will not seek any personal or deficiency judgment against the Trustee in respect of such obligations. The obligations under this Agreement are not binding on the Trustee except in its capacity as trustee of the Trust, nor will resort be had to property of the Trustee except in such capacity, but only the assets of the Trust will be bound hereby.

11.
Delivery of Subscription Agreement

  TCPL and the Trust agree that two signed copies of this Agreement, together with any required forms, if any, necessary to comply with applicable securities legislation and policies, will be delivered to the Trust at the Closing subject to extension through mutual agreement between TCPL and the Trust.

12.
Counterparts

  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a party may send a copy of its original signature on the execution page hereof to the other party by electronic transmission, and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving party.

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TRANSCANADA PIPELINES LIMITED
By:	/s/ JOEL E. HUNTER Name: Joel E. Hunter Title: Vice-President, Finance
By:	/s/ CHRISTINE R. JOHNSTON Name: Christine R. Johnston Title: Vice-President, Law and Corporate Secretary

Confirmation and Acceptance

        This Subscription Agreement is confirmed and accepted by the Trust as of the 15th day of December, 2014.

TRANSCANADA TRUST, by TRANSCANADA PIPELINES LIMITED, in its capacity as Administrative Agent
By:	/s/ JOEL E. HUNTER Name: Joel E. Hunter Title: Vice-President, Finance
By:	/s/ CHRISTINE R. JOHNSTON Name: Christine R. Johnston Title: Vice-President, Law and Corporate Secretary

[Signature page to Subscription Agreement]

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  Exhibit 4.13
SUBSCRIPTION AGREEMENT VOTING TRUST UNITS
Purchase of Voting Trust Units